UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 8, 2006

TechnoConcepts, Inc.
(Exact name of registrant as specified in charter)

Colorado	000-12382	84-1605055
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6060 Sepulveda Blvd., Suite 202
Van Nuys, CA 91411
(Address of principal executive offices) (Zip Code)

(818) 988-3364
Registrant’s telephone number, including area code

Not Applicable
(Former names or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 8, 2006, TechnoConcepts, Inc. (the “Company”) entered into a Separation and Release Agreement, effective December 7, 2006 (the “Separation Agreement”), with Richard T. Hines Consulting Inc. (“RTH Consulting”) and RTH Consulting’s principal, Richard T. Hines, who was serving as a member of the Company’s board of directors prior to the effective date of the Separation Agreement.

The Separation Agreement memorializes the parties’ agreement to end their relationship and all actual and potential disputes, including disputes arising out of the consulting agreement, dated July 19, 2004, entered into between the Company and RTH Consulting. Under the terms of the consulting agreement, RTC Consulting agreed to perform consulting and strategic marketing services on behalf of the Company. The consulting agreement specified that, in consideration for such services, the Company would pay RTH Consulting a fee of $10,000 per month, plus reimbursement of expenses, for a period of eighteen months (i.e., from August 1, 2004 to January 31, 2006), and grant RTH Consulting options exercisable for 50,000 shares of the Company’s common stock per year, prorated, with an exercise price of $5.75 per share.

By its terms, the consulting agreement was scheduled to expire on January 31, 2006. However, a dispute arose as to the amounts due RTH Consulting under the consulting agreement. The Separation Agreement serves to resolve this and other disputes between the parties. The Separation Agreement provides for the following:

•	Mr. Hines’ resignation as a director, as of December 7, 2006 (the separation date);

•	the Company’s payment to Mr. Hines of the sum of $108,691.35;

•
Mr. Hines’ continued ability to exercise options exercisable for 90,000 shares of the Company’s common stock for an aggregate exercise price of $291,900, under the terms of the Company’s 2005 Equity Incentive Plan and the notice of stock option grant, dated November 2, 2005, and subject to the terms and conditions of the option grant and the associated option agreement;

•
the agreement by Mr. Hines and RTH Consulting, for a period of one year from the separation date, not to engage, directly or indirectly, in any other business activity with any company currently commercializing multi-band multi-mode RF transceiver technology;

•
the agreement by Mr. Hines and RTH Consulting, for a period of two years from the separation date, not to directly or indirectly engage or participate in the solicitation of any employee or consultant of the Company to leave the Company for any reason or to devote less than all of the employee’s efforts to the affairs of the Company;

•	the agreement by Mr. Hines and RTH Consulting not to disclose or use for any purpose confidential information or proprietary data of the Company, except as required by applicable law or legal process;

•
the agreement of the parties not to make or publish any statement, written or oral, materially disparaging the reputation of any of the other parties or any of such party’s present or future officers, shareholders, subsidiaries or affiliates, or any of the parties’ respective businesses or products; and

•
the parties’ mutual release of one another and waiver of all rights under Section 1542 of the Civil Code of California, as well as their covenant not to commence or prosecute any action or other legal proceeding based upon any claim released under the terms of the Separation Agreement.

The summary of the material terms of the Separation Agreement above is qualified in its entirety by reference to the Separation Agreement itself, which is filed as an exhibit to this Current Report on Form 8-K.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

The information provided in response to Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 5.02.

On December 7, 2006, Richard T. Hines resigned as a director of the Company in accordance with the terms of the Separation Agreement referred to in Item 1.01 of this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

10.1	Separation and Release Agreement, effective December 7, 2006, by and among Richard T. Hines, RTH Consulting Inc. and TechnoConcepts, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TechnoConcepts, Inc.

Date: December 14, 2006	By:	/s/ Michael Handelman
Name: Michael Handelman Title: Chief Financial Officer